EXHIBIT 99.1

  Ocean Bio-Chem, Inc. Reports Record 2020 Year Net Sales, Income, and Earnings per Share

Announces $9.6 Million in Net Income, highest in Company history and 175% higher than 2019

FORT LAUDERDALE, FL, March 29, 2021 — Ocean Bio-Chem, Inc. (NASDAQ: OBCI), the parent company of Star brite, Inc. and Kinpak Inc.—vertical manufacturer and distributor of performance, appearance, maintenance, and disinfectant chemicals for the marine, RV, and outdoor industries is pleased to announce its fourth-quarter and full-year 2020 financial results.

2020 Highlights

•	Record fourth quarter net sales of $12.9 million, up 32% compared to 2019
•	Record fourth quarter net income of $881,000, up 36% compared to 2019
•	Record full-year net sales of $55.6 million, up 32% compared to 2019
•	Record full-year net income of $9.6 million, up 175% compared to 2019
•	Record increase in earnings per basic share of $1.02, up 176% compared to 2019
•	Cash on hand increased to $11 million, a ratio of 9.7:1 of current assets to current liabilities
•	National Marine Distributors Association (NMDA) Supplier of the Year Award

CEO and President Peter Dornau commented: "On almost every level, 2020 was our best year ever financially. Despite the challenges of the pandemic, I am extremely pleased with our team’s responsiveness, resilience, and performance. The 2020 net income of $9.6 million exceeded the previous three years combined. This increase was primarily a result of higher sales volume coupled with a increased gross margin percent. The significant sales growth of $13.3 million, or 31.5%, marks the eighth consecutive year in which the Company has set a sales record. Coupled with a record gross margin percentage increase to 42.3% for a full year, this is an improvement of approximately 5.4% over the 2019 gross-margin percent of 36.9%."

Mr. Dornau continued, "These record increases are a result of two major factors: sales of high-margin products and also the mix of products sold.

First, armed with a strong portfolio of products, we increased sales in our staple categories—marine and RV—which bring higher returns per product sold. Second, we also saw steep increases in a more varied category mix this past year. Of course, our EPA-registered line of disinfectants took off amid the COVID-19 scare—we realize some of those sales are pandemic-related—but more long-lasting is the strength of sales in our home care, teak, and storage offerings, as well as our private label business, all of which don’t show signs of slowing.

Our innovative planning and investment strategy has remained solid; previous manufacturing expansions and upgrades proved extremely beneficial in our financial success in 2020. While other suppliers and manufacturers—dependent on imports and outsourcing of materials and products—could not meet customer demands, our made-in-USA, vertical manufacturing subsidiary, Kinpak, Inc. was well-positioned to ramp up production. This increase in production resulted in an overall increase in gross margin for the Company, as the fixed plant expenses were spread over the higher production volume, delivering a higher return per product.”

Financial Summary

The Company's 2020 full-year record net income was approximately $9.6 million, compared to $3.5 million for 2019, an increase of approximately $6.1 million or 175%. Earnings per share for 2020 were $1.02 compared to $0.37 for 2019, an increase of approximately 176%.

The Company also reported record net sales for the full year of 2020 of approximately $55.6 million, compared to approximately $42.3 million for 2019, an increase of approximately $13.3 million or 32%.

Fourth-quarter 2020 net sales were approximately $12.9 million, compared to the fourth quarter of 2019 net sales of approximately $9.7 million, an increase of approximately $3.2 million or 32%. Fourth-quarter 2020 net income was approximately $881,000 compared to net income of approximately $649,000 in 2019, an increase of approximately $231,000 or 36%. Earnings per share for the fourth quarter of 2020 were $0.09 compared to $0.07 for the fourth quarter of 2019, an increase of appropriately 29%.

On December 31, 2020, the Company had cash on hand of over $11.0 million and a ratio of 9.7:1 of current assets to current liabilities.

(In thousands, except per share data)
	For the Twelve Months Ended		For the Three Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
Net sales	$55,561	$42,259	$12,879	$9,731
Pre-tax income	$12,232	$4,495	$1,111	$833
Net income	$9,617	$3,499	$881	$649

Eps basic & diluted	$1.02	$0.37	$0.09	$0.07
Dividend declared per common share	$0.08	$0.05	$.02	-

Business Outlook

Mr. Dornau concluded, "While we are achieving outstanding growth, and our financial position remains very strong, our market share is still just a ripple in the wave of potential that is Ocean Bio-Chem. Boat sales skyrocketed* last year. And of those new boat owners, 10% are first-time boat owners. We’re excited. The industry is experiencing an influx of new blood—a younger generation—all wanting to bring friends and family into the lifestyle. For us, that represents a new and lasting customer that wants the same outstanding results that our products provide our current customers.

We are optimistic about the continued growth of our business and profits as documented by our recent announcements, including our $5 million plant expansion, and an increase of 50% of our quarterly dividend to shareholders to $0.12 per/share annually.

Business remains strong in the first quarter of 2021. Based on our outstanding results in 2020, we anticipate this momentum to build into another strong first quarter 2021."

About Ocean Bio-Chem, Inc.:

Ocean Bio-Chem, Inc. manufactures, markets, and distributes a broad line of appearance and maintenance products for the marine, automotive, power sports, recreational vehicle, and outdoor power equipment markets under the Star brite®, Star Tron®, Odor Star® and other brand names within the United States of America and Canada. The Company manufactures, markets, and distributes a line of disinfectant, sanitizing and deodorizing products under the Performacide® and Star brite® brand names. In addition, the Company produces private label formulations of many of its products for various customers and provides custom blending and packaging services for these and other products.

The Company's web sites are: www.oceanbiochem.com, www.starbrite.com; www.startron.com; www.performacide.com.

* https://www.cnbc.com/2021/03/19/boat-sales-took-off-during-pandemic-dealers-cant-keep-up-with-demand.html

Forward-looking Statements:

Certain statements contained in this Press Release constitute forward-looking statements, including, without limitation, we are optimistic on our continued growth. business remains strong in the first quarter of 2021. We anticipate another strong first quarter 2021 of our business and profits as documented by our recent announcements. For this purpose, any statements contained in this report that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as "believe," "may," "will," "expect," "anticipate," "intend," "has the ability" or "could," including the negative or other variations thereof or comparable terminology, are intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those expressed or implied by such forward-looking statements. Factors that may affect these results include, but are not limited to, the nature of the coronavirus itself; the manner in which our products are used; the highly competitive nature of our industry; prices for raw materials that are petroleum or chemical based and other factors addressed in our annual report on Form 10-K for the year ended December 31, 2020.

Contact:

Peter Dornau
CEO and President
pdornau@starbrite.com
954-587-6280

Jeff Barocas
Vice President & CFO
jbarocas@starbrite.com
954-587-6280